       EXHIBIT 11.1 STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                Year Ended
                                                             December 31, 2000
                                                           (In Thousands, Except
                                                              Per Share Data)


1.   Net Income                                                 $216,549
       Less:   Preferred stock dividends declared                  6,000
                                                                --------

       Net income available to common shareholders              $210,549
                                                                ========

2.   Weighted average common shares outstanding                   50,822
3.   ESOP shares not committed to be released                     (2,869)
                                                                --------
4.   Total weighted average common shares outstanding             47,953
                                                                ========

5.   Basic earnings per common share                            $   4.39
                                                                ========

6.   Total weighted average common shares outstanding             47,953
7.   Dilutive effect of stock options using the treasury
          stock method                                               764
                                                                --------

8.   Total average common and common equivalent shares            48,717
                                                                ========

9.   Diluted earnings per common share                         $   4.32
                                                                ========